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                                   EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


To The Board of Directors
Bank of Boston Corporation


We consent to the incorporation by reference, in the registration statements of Bank of Boston Corporation on Form S-4 (333-01559), Forms S-3 (Registration Nos. 33-29515, 33-52571, 33-57723, and 33-61721) and on Forms S-8 (Registration Nos.
333-00297, 33-1899, 33-11186, 33-64462, 33-65850 and 33-66012) of our report dated January 18, 1996 on our audits of the consolidated financial statements of Bank of Boston Corporation and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in the Corporation's 1995 Annual Report to Stockholders and in Exhibit 13 to the Corporation's 1995 Annual Report on Form 10-K.



                          /S/ COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
March 15, 1996